As filed with the Securities and Exchange Commission on November 6, 2001 Registration No. 333-___________.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

CAPITAL ONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
__________

Delaware (State or other jurisdiction of incorporation or organization)			54-171854 (I.R.S. Employer Identification Number)
__________ 2980 Fairview Park Drive, Suite 1300 Falls Church, Virginia 22042-4525 (Address, including zip code, of Registrant's principal executive offices) __________
CAPITAL ONE FINANCIAL CORPORATION 1994 STOCK INCENTIVE PLAN (Full title of the plan) __________

JOHN G. FINNERAN, JR., Esq.
Executive Vice President, General Counsel
and Corporate Secretary
2980 Fairview Park Drive, Suite 1300
Falls Church, Virginia 22042-4525
(703) 205-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
__________

CALCULATION OF REGISTRATION FEE
Title of Security to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.01 par value, including attached Rights(3)	300,000	$42.40	$12,720,000	$3,180

(1)		The number of shares of Common Stock registered hereunder includes such additional shares of Common Stock as may be necessary to give effect to a stock split or stock dividend.
(2)		Estimated solely for purposes of calculating the registration fee. Based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on October 31, 2001.
(3)

The Rights are to purchase the Registrant's Cumulative Participating Junior Preferred Stock. Until the occurrence of certain prescribed events, none of which has occurred as of the date of this Registration Statement, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Stock, and will be transferred along with, and only with, the Registrant's Common Stock.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Capital One Financial Corporation (the "Registrant") is filing this Registration Statement solely to register additional shares of Common Stock issuable pursuant to incentive awards granted or to be granted under the Registrant's 1999 Non-Employee Directors Stock Incentive Plan (the "Plan"). This Registration Statement incorporates by reference the contents of the Registrant's earlier Registration Statement Number 333-78635, which relates to 525,000 shares of Common Stock (adjusted for the Registrant's three-for-one stock split effective June 1, 1999) issuable pursuant to incentive awards granted or to be granted under the Plan, and any documents incorporated by reference therein including any such documents subsequently filed by the Registrant. The maximum number of shares that may be issuable under the Plan is 825,000.

Item 5. Interests of Named Experts and Counsel.

          John G. Finneran, Jr., Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant, who has rendered the opinion attached hereto as Exhibit 5, holds 27,051 shares of Common Stock, vested options to purchase an additional 104,052 shares of Common Stock issued under the Registrant's 1994 Stock Incentive Plan and unvested options to purchase an additional 347,308 shares of Common Stock issued under the Registrant's 1994 Stock Incentive Plan.

Item 8. Exhibits.

Exhibit Number	Description	Reference
4	Rights Agreement, dated as of November 16, 1995, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent	Incorporated by reference to the Registrant's Current Report on Form 8-K, filed November 16, 1995
4.1

Amendment Number 1 to Rights Agreement, dated as of April 29, 1999, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent

Incorporated by reference to the Registrant's Current Report on Form 8-K, filed May 5, 1999
4.2

Amendment Number 2 to Rights Agreement, dated as of October 18, 2001, between Capital One Financial Corporation and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent

Incorporated by reference to the Registrant's Current Report on Form 8-K, filed November 2, 2001
5	Opinion of Counsel	Filed herewith
23.1	Consent of Counsel	Contained in Exhibit 5
23.2	Consent of Independent Auditors	Filed herewith
24	Power of Attorney	Set forth on signature page

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 6th day of November, 2001.

CAPITAL ONE FINANCIAL CORPORATION

By: // John G. Finneran, Jr. John G. Finneran, Jr. Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Willey and John G. Finneran, Jr., Esq. his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 6th day of November, 2001.

SIGNATURE	TITLE

// Richard D. Fairbank Richard D. Fairbank	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

// Nigel W. Morris Nigel W. Morris	Director, President and Chief Operating Officer

// David M. Willey David M. Willey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

// W. Ronald Dietz W. Ronald Dietz	Director

// James A. Flick James A. Flick	Director

// Patrick W. Gross Patrick W. Gross	Director

// James V. Kimsey James V. Kimsey	Director

// Stanley I. Westreich Stanley I. Westreich	Director

Exhibit Index

Exhibit Number	Description	Sequential Page Number
5	Opinion of Counsel	6
23.1	Consent of Counsel	Contained in Exhibit 5
23.2	Consent of Independent Auditors	7
24	Power of Attorney	Set forth on signature page